===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               CYTYC CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               CYTYC CORPORATION
                                85 Swanson Road
                             Boxborough, MA 01719

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 5, 1999

                               ----------------

To the Stockholders of Cytyc Corporation:

  Notice is hereby given that the annual meeting of stockholders of Cytyc Corporation, a Delaware corporation (the "Company"), will be held at 9:30 a.m., local time, on Wednesday, May 5, 1999, at the Holiday Inn, One Adams Place, Boxborough, Massachusetts to consider and act upon the following proposals:

    1. To elect two directors to Class III of the Company's Board of Directors, to serve for a term of three years or until their successors are elected and qualified.

    2. To ratify the selection of the firm of Arthur Andersen LLP, independent public accountants, as auditors for the fiscal year ending December 31, 1999.

    3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

  Only stockholders of record at the close of business on March 22, 1999 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the annual meeting. Any stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          A. Suzanne Meszner-Eltrich
                                          Secretary

Boxborough, Massachusetts
April 5, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                               CYTYC CORPORATION
                                85 Swanson Road
                             Boxborough, MA 01719

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 April 5, 1999

  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Cytyc Corporation, a Delaware corporation (the "Company") for use at the Annual Meeting of the Company's stockholders to be held on Wednesday, May 5, 1999 (the "Annual Meeting") at 9:30 a.m., local time, at the Holiday Inn, One Adams Place, Boxborough, Massachusetts 01719, or at any adjournments thereof. The Company's Summary Annual Report and Form 10-K, which includes financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 1998, are being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.

  The Board of Directors has fixed the close of business on March 22, 1999 as the record date (the "Record Date"). Accordingly, only holders of record of Common Stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or an adjournment thereof. As of the Record Date, an aggregate of 17,820,040 shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Cytyc Corporation, 85 Swanson Road, Boxborough, MA 01719, Attention: Secretary, at or before the taking of the vote at the Annual Meeting.

Quorum and Votes Required

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting. Votes withheld from the nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of Class III Directors, the two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as Class III

Directors. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

  The persons named as attorneys in the proxies, Patrick J. Sullivan and Joseph W. Kelly, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of two Class III Directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors, all as further described in this Proxy Statement. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the enclosed proxy card (or any signed and dated copy thereof) will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.

  The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director or nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table set forth below; and (iv) all directors, nominees for director and executive officers of the Company as a group.

                                           Amount and
             Name and Address                Nature
            of Beneficial Owner          of Ownership(1) Percentage of Class(2)
            -------------------          --------------- ----------------------
   Massachusetts Financial Services
    Company(3)..........................    2,265,415            12.71%
    500 Boylston Street,
    Boston, MA 02116
   FMR Corp. (4)........................    2,134,382            11.98%
    82 Devonshire Street,
    Boston, MA 02109
   Capital Research and Management
    Company(5)..........................      933,700             5.24%
    333 South Hope Street,
    Los Angeles, CA 90071
   Putnam Investments, Inc.(6)..........      916,900             5.15%
    1 Post Office Square,
    Boston, MA 02109
   T. Rowe Price Associates, Inc.(7)....      905,900             5.08%
    100 E. Pratt Street,
    Baltimore, MD 21202
   Patrick J. Sullivan(8)...............      258,912             1.45%
   Joseph W. Kelly(9)...................       75,728                *
   Daniel J. Levangie(10)...............       61,787                *
   Ted S. Geiselman(11).................       51,370                *
   A. Suzanne Meszner-Eltrich(12).......        8,425                *
   Sally W. Crawford(13)................       11,875                *
   Franklin J. Iris(14).................       30,394                *
   William G. Little(15)................        7,875                *
   C. William McDaniel(16)..............       23,167                *
   Anna S. Richo(17)....................        6,922                *
   Monroe E. Trout, M.D.(18)............       51,409                *
   All directors, nominees for director
    and executive officers as a group
    (11 persons)(19)....................      587,864             3.30%

--------
   * Less than one percent of the outstanding Common Stock.
 (1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
 (2) Applicable percentage ownership as of the Record Date is based upon 17,820,040 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after the Record Date

     ("presently exercisable stock options") are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (3) Information obtained from Schedule 13G/A filed with the Securities and Exchange Commission by Massachusetts Financial Services Company on February 11, 1999.
 (4) Information obtained from Schedule 13G/A filed with the Securities and Exchange Commission by FMR Corp. on February 12, 1999. Includes 1,842,500 shares beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). Also includes 260,482 shares beneficially owned by Fidelity Mangement Trust Company, a wholly owned subisdiary of FMR Corp. and a bank as defined under the Securities Exchange Act of 1934, as amended. Also includes 23,200 shares owned directly by Edward C. Johnson III, Chairman of FMR Corp., or in trusts for the benefit of Edward C. Johnson III or his family members.
 (5) Information obtained from Schedule 13G filed with the Securities and Exchange Commission by Capital Research and Management Company on
     February 11, 1999. Includes 933,700 shares beneficially owned by SMALLCAP World Fund, Inc. SMALLCAP World Fund, Inc. is an investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act, may be deemed to beneficially own the shares owned by SMALLCAP World Fund, Inc., as a result of acting as investment adviser to SMALLCAP World Fund, Inc.
 (6) Information obtained from Schedule 13G/A filed with the Securities and Exchange Commission by Putnam Investments, Inc. on February 4, 1999. Includes 916,000 shares beneficially owned by Putnam Investment Management, Inc., an investment adviser to the Putnam family of mutual funds registered under the Investment Advisers Act. Putnam Investment Management, Inc. is wholly-owned by Putnam Investments, Inc. Also includes 892,200 shares beneficially held by Putnam Health Sciences
     Trust.
 (7) Information obtained from Schedule 13G filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. on February 8,
     1999. T. Rowe Price Associates, Inc. may be deemed to beneficially own such shares as a result of acting as investment adviser to the various individual and institutional investors which own such shares.
 (8) Includes 32,145 shares issuable pursuant to presently exercisable stock options. Excludes 162,565 shares issuable pursuant to stock options that are not presently exercisable.
 (9) Includes 22,188 shares issuable pursuant to presently exercisable stock options. Excludes 100,812 shares issuable pursuant to stock options that are not presently exercisable.
(10) Includes 56,597 shares issuable pursuant to presently exercisable stock options. Excludes 71,930 shares issuable pursuant to stock options that are not presently exercisable.
(11) Includes 51,370 shares issuable pursuant to presently exercisable stock options. Excludes 56,776 shares issuable pursuant to stock options that are not presently exercisable.
(12) Includes 7,125 shares issuable pursuant to presently exercisable stock options. Excludes 18,875 shares issuable pursuant to stock options that are not presently exercisable.
(13) Includes 6,250 shares issuable pursuant to presently exercisable stock options. Also includes the accrued portion of a stock award of 500 shares granted on January 1, 1999, which accrues monthly in twelve equal installments over the course of the calendar year. Excludes 8,750 shares issuable pursuant to stock options which are not presently exercisable.
(14) Includes 22,000 shares issuable pursuant to presently exercisable stock options. Also includes the accrued portion of a stock award of 500 shares granted on January 1, 1999, which accrues monthly in twelve equal installments over the course of the calendar year.

(15) Includes 6,250 shares issuable pursuant to presently exercisable stock options. Also includes the accrued portion of a stock award of 500 shares granted on January 1, 1999, which accrues monthly in twelve equal installments over the course of the calendar year. Excludes 8,750 shares issuable pursuant to stock options which are not presently exercisable.
(16) Includes 17,000 shares issuable pursuant to presently exercisable stock options. Also includes the accrued portion of a stock award of 500 shares granted on January 1, 1999, which accrues monthly in twelve equal installments over the course of the calendar year.
(17) Includes 6,250 shares issuable pursuant to presently exercisable stock options. Also includes the accrued portion of a stock award of 500 shares granted on January 1, 1999, which accrues monthly in twelve equal installments over the course of the calendar year. Excludes 8,750 shares issuable pursuant to stock options which are not presently exercisable.
(18) Includes 42,826 shares held by the Trout Family Trust. Also includes 5,416 shares issuable pursuant to presently exercisable stock options. Also includes the accrued portion of a stock award of 500 shares granted on January 1, 1999, which accrues monthly in twelve equal installments over the course of the calendar year.
(19) Includes 232,591 shares issuable pursuant to presently exercisable stock options.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is currently fixed at seven (7) members. There are presently seven (7) individuals serving as Directors of the Company. The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms.

  Ms. Anna S. Richo and Monroe E. Trout, M.D. are Class III directors whose terms expire at this Annual Meeting of Stockholders. The Board is also composed of (i) three Class I directors (Ms. Sally W. Crawford and Messrs. C. William McDaniel and Patrick J. Sullivan), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2000 and (ii) two Class II directors (Messrs. Franklin J. Iris and William G. Little), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2001.

  Two Class III Directors will be elected at this Annual Meeting of Stockholders for a term of three years. The Class III nominees, Ms. Anna S. Richo and Monroe E. Trout, M.D., are each currently serving as Class III Directors of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for the nominees will be voted FOR the election of both nominees, to hold office until the Annual Meeting of Stockholders to be held in 2002 or until their respective successors are duly elected and qualified. Both of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may vote for the election of a substitute nominee designated by the Board of Directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW

  The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected a director, the positions currently held by each nominee or director with the Company, the year each nominee's or director's term will expire and the class of director of each nominee or director:

 Nominee's or Director's
      Name and Year
   Nominee or Director         Position(s) Held     Year Term
 First Became a Director       with the Company    Will Expire Class of Director
 -----------------------    ---------------------  ----------- -----------------
Nominees:
Monroe E. Trout, M.D.             Director            1999            III
 (1993)
Anna S. Richo (1998)              Director            1999            III
Continuing Directors:
Sally W. Crawford (1998)          Director            2000              I
C. William McDaniel (1987)        Director            2000              I
Patrick J. Sullivan (1994)        Director            2000              I
Franklin J. Iris (1989)           Director            2001             II
William G. Little (1998)          Director            2001             II

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth for each Class III nominee to be elected at the Annual Meeting, the current Class I Directors and Class II Directors who will continue to serve as directors beyond the Annual Meeting, and the executive officers of the Company, their ages and present positions with the Company as of the date of the Annual Meeting:

          Name             Age Position
          ----             --- --------
Patrick J. Sullivan(3)...  47  President, Chief Executive Officer and Director
Joseph W. Kelly..........  54  Vice President, International, Chief Financial
                                Officer and Treasurer
Daniel J. Levangie.......  48  Vice President, Commercial Operations
Ted S. Geiselman.........  43  Vice President, Technical Operations
A. Suzanne Meszner-
 Eltrich.................  46  Vice President, Human Resources, General Counsel
                                and Secretary
Monroe E. Trout,
 M.D.(3).................  67  Chairman of the Board of Directors
Sally W. Crawford(1)(2)..  45  Director
Franklin J. Iris(2)......  68  Director
William G. Little(1)(3)..  56  Director
C. William
 McDaniel(1)(3)..........  58  Director
Anna S. Richo(2).........  38  Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.
(3) Member of Nominating and Corporate Governance Committee.

Directors to be Elected at the Annual Meeting

  Monroe E. Trout, M.D., became a director of the Company in 1993 and was elected Chairman of the Board of Directors of the Company in January 1998. Following his retirement from American Healthcare Systems ("AmHS"), a major national consortium of more than 1,000 hospitals, in January 1995, Dr. Trout was named Chairman Emeritus of AmHS. Prior to his retirement, from 1986 to January 1995, Dr. Trout held various positions with AmHS, including Chairman, Chief Executive Officer and President. From March 1996 until July 1996, Dr. Trout served as President and Chief Executive Officer of Cytran Inc. Prior to his employment at AmHS, Dr. Trout was a Senior Vice President and a member of the Board of Directors of Sterling Drug, Inc. Dr. Trout serves as a director of Baxter Healthcare Corporation, West Pharmaceutical Services, Inc., the University of California San Diego Foundation and SAIC.

  Anna S. Richo became a director of the Company in January 1998. She is currently the associate general counsel at Baxter Healthcare Corporation, Hyland Immuno Division, where she has worked in various legal positions for the past eight years. Prior to joining Baxter, Ms. Richo was an attorney for The NutraSweet Company.

Directors Whose Terms Extend Beyond the Meeting

  Sally W. Crawford became a director of the Company in January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company's Northern Region operations and marketing efforts. Prior to joining Healthsource, Ms. Crawford served as the Marketing Director for Beacon Health and Matthew Thornton Health Plan, both of which are New Hampshire health maintenance organizations. Since January 1997, Ms. Crawford has been a health care consultant in New Hampshire. Ms. Crawford serves as a director of Chittenden Corporation and Medical Resources, Inc.

  Franklin J. Iris became a director of the Company in 1989. Since 1986, Mr. Iris has served as the President of Iris and Associates, a firm providing investment consulting services for venture capital and emerging growth companies in the medical industry. He serves on the board of a number of privately-held healthcare companies and institutions and is also a director of two publicly-held companies, Photon Technology International, Inc. and Cistron Biotechnology, Inc. Mr. Iris was formerly a senior executive at Becton Dickinson and Company where, at various times, he served as Group President, President of the Clay Adams Division and Corporate Controller.

  William G. Little became a director of the Company in January 1998. He is currently the Chairman and Chief Executive Officer of West Pharmaceutical Services, Incorporated. Prior to joining West, Mr. Little served as President of Kendall's Health Care Division, as well as Senior Group Vice President for C.R. Bard's United States Operations, Managing Director and Area Vice President for Bard's European Operations and General Manager of Johnson & Johnson's Patient Care Division in England. Mr. Little currently serves on the Board of Directors for Fox Chase Cancer Center.

  C. William McDaniel became a director of the Company in April 1987 and served as a consultant to the Company from March 1995 to February 1997. Mr. McDaniel served as a consultant to and a director of CP Ventures, Inc., a venture capital firm, from April 1995 to April 1996 and June 1996, respectively. From 1987 to March 1995, Mr. McDaniel was the President and a director of CP Ventures, Inc.

  Patrick J. Sullivan has served as President and Chief Executive Officer and as a director of the Company since March 1994. From January 1991 to March 1994, Mr. Sullivan served as Vice President of Sales and Marketing of the Company. Prior to joining the Company, Mr. Sullivan was employed in several marketing positions for five years by Abbott Laboratories, a diversified healthcare company. Prior to that, Mr. Sullivan was a consultant with McKinsey and Company, an international management consulting firm. Mr. Sullivan is a graduate of the United States Naval Academy and received an M.B.A. from Harvard University.

Executive Officers

  Joseph W. Kelly joined the Company in November 1995 as Vice President, Chief Financial Officer, Treasurer and Secretary. Since January 1997, Mr. Kelly has served as Vice President, International, Chief Financial Officer and Treasurer. From 1984 through March 1995, Mr. Kelly held a variety of positions including Chairman, Chief Executive Officer and Chief Financial Officer of Crop Genetics International, a publicly held biotechnology company. From 1966 to 1983, Mr. Kelly held various positions, including Partner, with Deloitte Haskins & Sells (now Deloitte & Touche), an international consulting and accounting firm. He has been a member of the faculty at Harvard University, John Hopkins University and Loyola College. Mr. Kelly is a Certified Public Accountant and received his B.B.A. from Niagara University.

  Daniel J. Levangie joined the Company in June 1992 as Director of Sales, North America. From March 1994 to October 1996, Mr. Levangie served as Vice President of Sales and Marketing, and from October 1996 until the end of 1997, he served as Vice President of Sales. At the close of 1997, Mr. Levangie moved into the expanded role of Vice President, Commercial Operations. Prior to joining the Company, from 1975 through 1992, Mr. Levangie held a variety of sales and marketing positions with Abbott Laboratories, a diversified health care company. Mr. Levangie received a B.S. degree in Pharmacy from the College of Pharmacy & Allied Health Sciences of Northeastern University.

  Ted S. Geiselman joined the Company in October 1993 as Vice President of Engineering. In May 1994, Mr. Geiselman assumed responsibility for manufacturing operations. From May 1994 to June 1997, Mr. Geiselman served as Vice President of Operations and since June 1997, has served as Vice President, Technical Operations. Mr. Geiselman was the Director of Instrument Systems/Technology Management at Baxter Diagnostics, a medical diagnostics company, from March 1991 through October 1993. Mr. Geiselman received a B.S. in Mechanical Engineering from Pennsylvania State University.

  A. Suzanne Meszner-Eltrich joined the Company as Vice President, Human Resources and General Counsel in September 1997. Prior to joining the Company, Ms. Meszner-Eltrich was an independent general counsel and human resources executive for a number of private and public high technology companies in New England. From April 1992 through June 1995, she was Vice President, Human Resources and General Counsel of Easel Corporation of Burlington, Massachusetts. Ms. Meszner-Eltrich received her Doctor of Jurisprudence from New England School of Law and a B.A. from Ohio State University.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met seven times and acted by unanimous written consent six times during the fiscal year ended December 31, 1998. The Board of Directors has a standing Audit Committee, a standing Compensation Committee and a standing Nominating and Corporate Governance Committee. The Audit Committee, which oversees the accounting, financial functions and regulatory affairs of the Company, met three times during 1998. Mr. Iris, Ms. Crawford and Ms. Richo are the current members of the Audit Committee. The Compensation Committee of the Company, which determines the compensation of the Company's senior management and administers the Company's stock plans, met three times and acted by written consent fourteen times during 1998. Messrs. McDaniel and Little and Ms. Crawford are the current members of the Compensation Committee. During fiscal 1998, the Nominating Committee was responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Company. The Nominating Committee did not hold any meetings in fiscal 1998. In December 1998, the scope of authority of the Nominating Committee was expanded to include the consideration of issues relating to corporate goverance of the Company, and the name of the Nominating Committee of the Company was changed to "Nominating and Corporate Goverance Committee." The Nominating and Corporate Governance Committee did not hold any meetings in fiscal 1998. Messrs. Little, McDaniel, Sullivan and Dr. Trout are the current members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers suggestions from shareholders regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. During the year ended December 31, 1998, each of the Company's directors attended at least 75 percent of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served.

     COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

  The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") for fiscal years ended December 31, 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                      Long Term
                                                                    Compensation
                                                                    -------------
                                              Annual Compensation     Awards(1)
                                              --------------------  -------------
                                                                     Securities
                                                                     Underlying
                                                                       Options
Name and Principal Position              Year Salary($)  Bonus($)   (# of Shares)
---------------------------              ---- ---------- ---------  -------------
Patrick J. Sullivan....................  1998    200,000   100,000     25,000
 President and Chief Executive Officer   1997    175,000   115,000          0
                                         1996    157,500    80,000     40,000

Joseph W. Kelly........................  1998    160,000    35,000     15,000
 Vice President, International,          1997    150,000    60,000          0
 Chief Financial Officer and Treasurer   1996    140,000    50,000     30,000

Daniel J. Levangie.....................  1998    160,000    32,500     15,000
 Vice President of Commercial            1997    150,000    60,000          0
 Operations                              1996    137,900    40,000     30,000

Ted S. Geiselman.......................  1998    160,000    37,500     15,000
 Vice President of Technical Operations  1997    150,000    70,000          0
                                         1996    127,500    50,000     30,000

A. Suzanne Meszner-Eltrich(2)..........  1998    130,000    25,000     10,000
 Vice President, Human Resources,        1997     49,573    15,000     16,000
 General Counsel and Secretary           1996          0         0          0

--------
(1) The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts to the Named Executive Officers during the fiscal years ended December 31, 1998, 1997 and 1996.
(2) Ms. Meszner-Eltrich commenced employment with the Company in September
    1997.

Option Grants in Last Fiscal Year

  The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1998. The options, which were granted under the Company's 1995 Stock Plan, become exercisable over a four year period, at a rate of 2.084% per month, until such options are exercisable in full. Options are subject to the employee's continued employment.

                                                                           Potential Realizable
                                                                             Value at Assumed
                                                                               Annual Rates
                          Number of   Percent of                              of Stock Price
                         Securities  Total Options                           Appreciation for
                         Underlying   Granted to   Exercise or                Option Term(2)
                           Options   Employees in   Base Price  Expiration ---------------------
          Name           Granted (#)  Fiscal Year  ($/Share)(1)    Date        5%        10%
          ----           ----------- ------------- ------------ ---------- ---------- ----------
Patrick J. Sullivan.....   25,000        3.60%        $21.88     1/28/08   $  344,005 $  871,777
Joseph W. Kelly.........   15,000        2.16%         21.88     1/28/08      206,403    523,066
Daniel J. Levangie......   15,000        2.16%         21.88     1/28/08      206,403    523,066
Ted S. Geiselman........   15,000        2.16%         21.88     1/28/08      206,403    523,066
A. Suzanne Meszner-
 Eltrich................   10,000        1.44%         21.88     1/28/08      137,602    348,711

--------
(1) The exercise price per share of each option was determined by the Board of Directors to be equal to the fair market value per share of Common Stock on the date of grant.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. This table does not take into account any appreciation in the price of the Common Stock since the date of grant.

Aggregate Option Exercises and Year-End Values

  The following table sets forth certain information with respect to options to purchase the Company's Common Stock granted to the Named Executive Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended December 31, 1998; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at December 31, 1998; and (iv) the value of unexercised options at exercise prices equal to or less than the market value of the Common Stock at December 31, 1998 ("In-the-Money").

                                                        Number of Securities      Value of Unexercised,
                                                       Underlying Unexercised         In-the-Money
                           Shares                            Options at                Options at
                         Acquired on                     December 31, 1998      December 31, 1998 ($)(2)
                          Exercise        Value      -------------------------- -------------------------
          Name               (#)     Realized ($)(1) Exercisable/Unexercisable  Exercisable/Unexercisable
          ----           ----------- --------------- -------------------------- -------------------------
Patrick J. Sullivan.....   203,110     $2,699,283          26,729       167,981 $    46,671 $   3,294,806
Joseph W. Kelly.........    39,000        585,000          18,438       104,562      13,305     1,858,245
Daniel J. Levangie......         0              0          51,848        76,679     846,809     1,295,290
Ted S. Geiselman........         0              0          47,621        60,525     742,115       894,314
A. Suzanne Meszner-
 Eltrich................         0              0           6,292        19,708       8,870        29,830

--------
(1) Amounts calculated by subtracting the aggregate exercise price of the options from the market value of the underlying Common Stock on the date of exercise, and do not reflect amounts actually received by the Named Executive Officers.
(2) Amounts calculated by subtracting the exercise price of the options from the fair market value of the underlying Common Stock as quoted on The Nasdaq Stock Market on December 31, 1998 of $25.75 per share, multiplied by the number of shares underlying the options, and do not reflect amounts that may be actually received by the Named Executive Officers upon exercise of options.

  All of the stock options set forth in the table above become fully vested and immediately exercisable upon a consolidation, merger or sale of substantially all of the assets of the Company.

Compensation Committee Report on Executive Compensation

  Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for the policy and administration of compensation of the Company's officers. The Compensation Committee is also responsible for the administration of the Company's stock ownership plans under which option grants and direct stock issuances may be made to officers of the Company. During fiscal year 1998, the Compensation Committee was comprised of C. William McDaniel, Sally Crawford and William G. Little, none of whom was an employee of the Company. This report addresses the compensation policies determined by Ms. Crawford and Messrs. McDaniel and Little for fiscal year 1998 as they applied to Mr. Sullivan, in his capacity as President and Chief Executive Officer of the Company, and other officers of the Company.

  Overview and Philosophy. The Company uses its compensation program to achieve the following objectives:

  . To provide compensation that attracts, motivates and retains the talented, high caliber officers and employees to achieve the Company's strategic objectives, as determined by the Board of Directors.

  .  To align the interest of officers with the success of the Company.

  . To align the interest of officers with stockholders by including long-term equity incentives.

  . To increase the long-term profitability of the Company and, accordingly, increase stockholder value.

  Compensation under the executive compensation program is comprised of cash compensation in the form of base salary, annual cash incentive bonuses, and long-term incentive awards in the form of stock option grants. It is the Compensation Committee's objective to have a portion of each officer's cash compensation contingent upon the achievement of specific predetermined corporate objectives as well as upon each officer's individual level of performance. In addition, the compensation program includes various other benefits, including medical and insurance plans, the Company's 401(k) Plan, the 1995 Stock Plan and the 1995 Employee Stock Purchase Plan, which plans are generally available to all employees of the Company.

  The principal factors which the Compensation Committee considered with respect to each officer's compensation package for fiscal year 1998 are summarized below. The Compensation Committee may, however, in its discretion, apply different or additional factors in making decisions with respect to executive compensation in future years.

  Base Salary. Compensation levels for each of the Company's officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Compensation Committee takes into account such factors as (i) the Company's past performance and future expectations, (ii) individual performance and experience and (iii) past salary levels. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a determination based upon the consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies. Generally, salary decisions for the Company's officers are made near the end of each fiscal year.

  Fiscal 1998 base salaries were determined by the Compensation Committee after considering the base salary level of the officers in prior years, and taking into account for each officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Compensation Committee in determining total compensation for each officer. Base salary levels for each of the Company's officers, other than the Chief Executive Officer, were also based in part upon evaluations and recommendations made by the Chief Executive Officer.

  Bonus Compensation. Bonus compensation for executives is based on the Company's achievement of predetermined corporate objectives, individual performance, and on a comparison of the executive's actual performance against his performance objectives. Bonuses are awarded on an annual basis.

  Long Term Incentive Compensation. The Compensation Committee believes that stock option participation aligns officers' interests with those of the stockholders. In addition, the Compensation Committee believes that equity ownership by officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers. Long term incentive compensation, in the form of stock options, allows the officers to share in any appreciation in the value of the Company's Common Stock. The Committee generally grants options that become exercisable over a four year period as a means of encouraging executives to remain with the Company and promote its success. In general, the Compensation Committee awards executives of the Company stock options with exercise prices equal to the market price of the Common Stock on the date of grant. As a result, executives will benefit from these stock option grants only to the extent that the price of the Company's Common Stock increases and the Company's stockholders have also benefited.

  When establishing stock option grant levels, the Compensation Committee considers general corporate performance, the Chief Executive Officer's recommendations, level of seniority and experience, existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current stock price.

  It is the standard policy of the Company to grant an initial stock option grant to all executive officers at the time they commence employment consistent with the number of options granted to executive officers within and outside the industry at similar levels of seniority. In addition, the Compensation Committee may from time-to-time make performance-based grants as it deems appropriate. In making such performance-based grants, the Compensation Committee considers individual contributions to the Company's financial, operational and strategic objectives.

  Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a stock purchase plan, under which employees may purchase Common Stock at a discount, and a 401(k) Plan, which allows employees to invest in a wide array of funds on a pre-tax basis. The Company also maintains insurance and other benefit plans for its employees, including executive officers of the Company.

  Chief Executive Officer Compensation. In fiscal year 1998, the Company's President and Chief Executive Officer, Patrick J. Sullivan, received a base salary of $200,000, which represents an increase of $25,000 or 14.3% over his 1997 base salary. The base salary is believed by the Committee to be consistent with the range of salary levels received by executives in a similar capacity in companies of comparable size and stage of development. Mr. Sullivan received bonus compensation of $100,000, which was determined based on corporate performance and the achievement of various milestones in the Company's growth and development over the fiscal year.

  Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deduction to the Company to $1 million for compensation paid to any of the Named Executive Officers unless certain requirements are met. The Compensation Committee has considered these requirements and the regulations. It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible for United States federal income tax purposes. The Compensation Committee believes that any compensation deductions attributable to options granted under the 1995 Plan currently qualify for an exception to the requirements of Section 162(m).

                                          Respectfully Submitted by the
                                           Compensation Committee:

                                          C. William McDaniel
                                          Sally W. Crawford
                                          William G. Little

Compensation of Directors

  On April 9, 1998 the Board of Directors adopted the following compensation plan for non-employee directors:

                                                               Per       Per
                                                            In-person Telephonic
                                                    Annual   Meeting   Meeting
                                                    ------- --------- ----------
     Board Meetings
     Chairman of the Board......................... $20,000  $2,000     $1,000
     Directors..................................... $10,000  $1,000     $  500
     Committee Meetings
     Committee Chair...............................          $  750     $  500
     Committee Members.............................          $  500     $  300

  Payments to non-employee directors for meetings attended in person prior to April 9, 1998 were $1,000 for each meeting of the Board and $500 for each Committee meeting. The sole employee director of the Company did not receive separate compensation for services rendered as a director.

  Additionally, non-employee directors are eligible to participate in the Company's 1995 Non-Employee Director Stock Option Plan. In October 1998, the Board of Directors adopted a Non-Employee Director Deferred Compensation Plan, under which each non-employee director may elect, with respect to any calendar year, to receive payment of the annual retainer and meeting attendance fees for such calendar year either in cash or in shares of the Company's Common Stock, valued at the fair market value of the Common Stock on the date on which such amounts become payable. Alternatively, each non-employee director may elect to defer the payment of the annual retainer and meeting attendance fees, and such deferred amounts are credited either to a cash account, which accrues interest quarterly, or to a deferred share account, which is credited as of the day the deferred fees would have been payable with share units equal to the number of shares that could have been purchased on such day with the amount of such deferred fees. Such share units appreciate (or depreciate) as would an actual share of the Company's Common Stock purchased on the deferral date. Each non-employee director designates one of the following dates as a "distribution date" with respect to the deferred fees: (i) the first day of a month following the termination of service or retirement of the non-employee director as a member of the Board of Directors, (ii) a fixed date in the future at least one year after the date such non-employee director first elects to defer payment of the fees, but no later than December 12, 2005, or (iii) the earlier to occur of (i) or (ii). On such designated distribution date, cash deferrals will be paid in cash, and share unit deferrals will be paid in shares of the Company's Common Stock.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering through December 31, 1998, with the cumulative total return of the Nasdaq Market Value Index ("Nasdaq Index") and the Laboratory Analytical Instruments (SIC Code 3826) Index ("SIC Code 3826 Index"). The comparison assumes $100 was invested on March 8, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes any dividends were reinvested.


                  Comparison of Cumulative Total Return(1)(2)
                             [GRAPH APPEARS HERE]

-----------------------------------------------------------------------------------------------------
                                            3/8/96        12/31/96       12/31/97        12/31/98
                                            ------        --------       --------        --------
Cytyc Corp                                   100            166            153             158
NASDAQ Market Value Index                    100            116            142             200
Laboratory Analytical Instruments Index      100            104            124             155
-----------------------------------------------------------------------------------------------------

--------
(1) Prior to March 8, 1996 the Company's Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2) The stock price information shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

                                  PROPOSAL 2

                     RATIFICATION OF SELECTION OF AUDITORS

  Subject to ratification by the stockholders, the Board of Directors has selected the firm of Arthur Andersen LLP, independent certified accountants, to serve as auditors for the year ending December 31, 1999. It is expected that a member of the firm of Arthur Andersen LLP will be present at the Annual Meeting with an opportunity to make a statement if so desired and will be available to respond to appropriate questions from the Company's stockholders.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                 VOTE "FOR" THE RATIFICATION OF THIS SELECTION
                       ---

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and holders of more than 10% of the Company's Common Stock (collectively, the "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the period ended December 31, 1998, the Company believes that all Reporting Persons complied with Section 16(a) filing requirements in the period ended December 31, 1998.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received no later than the close of business on December 7, 1999 at the Company's principal executive offices in order to be included in the Company's proxy statement for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

  Under the Company's by-laws, stockholders who wish to make a proposal at the 2000 Annual Meeting of Stockholders, other than one that will be included in the Company's proxy materials, must notify the Company no earlier than the close of business on November 7, 1999 and no later than December 7, 1999. If a stockholder who wishes to present a proposal fails to notify the Company by December 7, 1999, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company's by-laws, the proposal is brought before the annual meeting of stockholders, then under the proxy rules of the Securities and Exchange Commission, the proxies solicited by management with respect to the next annual meeting of stockholders will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the persons appointed as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules promulgated by the Securities and Exchange Commission.

                           EXPENSES AND SOLICITATION

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, certain of the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

Boxborough, Massachusetts
April 5, 1999

--------------------------------------------------------------------------------
                                     PROXY

                               CYTYC CORPORATION

                   Proxy For Annual Meeting of Stockholders

                                  May 5, 1999

                 Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Patrick J. Sullivan and Joseph W. Kelly and each or both of them, proxy, with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 5, 1999 at 9:30 A.M. at the Holiday Inn, One Adams Place, Boxborough, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 5, 1999 a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please mark
votes as in this
example.

/X/

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN
ITEM 1, FOR THE PROPOSAL IN ITEM 2, AND IN THE JUDGMENT OF THE PROXIES NAMED HEREIN WITH RESPECT TO ITEM 3.

1. To elect two directors to Class III of the Company's Board of Directors to serve for a term of three years or until successors are elected and qualified.

FOR     WITHHELD       Nominees: Anna S. Richo and Monroe E. Trout, M.D.



                       ---------------------------------------------------------
                       For both nominees except as noted above

2. To ratify the selection of the firm of Arthur Andersen LLP, independent public accountants, as auditors for the fiscal year ending December 31, 1999.

FOR       AGAINST       ABSTAIN



3. To transact such other business as may properly come before the meeting and any adjournments thereof.



MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                Date:          Signature:                Date:
          ----------------      ------             ----------------      ------

--------------------------------------------------------------------------------